As filed with the Securities and Exchange Commission on May     , 2001
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                ADSTAR.COM, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                                               22-3666899
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                         4553 Glencoe Avenue, Suite 325
                        Marina del Rey, California 90292
    (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                                   ----------

                                 LESLIE BERNHARD
                      President and Chief Executive Officer
                         4553 Glencoe Avenue, Suite 325,
                        Marina del Rey, California 90292
                                 (310) 577-8255
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                                   ----------

                                   Copies to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-8040
                           (212) 838-9190 (Facsimile)

                                   ----------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

----------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                                  Proposed
                                                            Proposed Maximum       Maximum           Amount of
Title of Each class of                        Amount To Be   Offering Price       Aggregate        Registration
Securities to be Registered                    Registered   Per Security (1)   Offering Price (1)     Fee(3)
---------------------------------------------------------------------------------------------------------------
Common stock, par value $.0001 per share (2)    1,200,000        $1.120           $1,344,000         $ 336.00
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                               $ 336.00
---------------------------------------------------------------------------------------------------------------

===============================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act. Pursuant to Rule 457(c), the maximum offering price for the common stock is based upon the average of the high and low sales prices of the Common Stock on the Nasdaq on May 7, 2001 of $1.120.

(2) Includes 400,000 shares issuable upon exercise of warrants dated April 6, 2001.

(3) Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                             [ADSTAR.COM, INC. LOGO]

                                1,200,000 Shares
                                  Common Stock

      The selling stockholders named in this prospectus are offering to sell up to an aggregate of 1,200,000 shares of our common stock as follows:

      400,000 shares which may be issued upon exercise of warrants, issued as part of a private placement of units to four accredited investors on April 6, 2001, to buy shares of our common stock at a price of $1.07 per share;

      800,000 shares issued as part of a private placement of units to four accredited investors on April 6, 2001;

      We will not receive any of the proceeds from the sale of these shares. The shares are being registered for resale by the selling stockholders.

      Shares of our common stock are traded on the Nasdaq Small Cap Market under the symbol "ADST". On May 7, 2001, the closing price was $1.09 per share.

      Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      See "Risk Factors" beginning on Page 5, for the factors you should consider before buying shares of our common stock.

                   The date of this prospectus is May 8, 2001

                                TABLE OF CONTENTS

                                                                           Page

Where You Can Find More Information......................................    3
Reports to Security Holders..............................................    3
Incorporation of Documents by Reference..................................    3
AdStar...................................................................    4
Risk Factors.............................................................    5
Forward-Looking Statements...............................................    11
Use of Proceeds..........................................................    12
Selling Security Holders.................................................    12
Plan of Distribution.....................................................    13
Provisions of our Certificate of Incorporation...........................    14
Legal Matters............................................................    15
Experts..................................................................    15

      You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports and other information with the Securities and Exchange Commission. You may inspect these reports and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

      We filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by that reference. You should refer to the actual document as filed with the Securities and Exchange Commission. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-QSB and 10-KSB with the Securities and Exchange Commission.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:

      (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

      (2) Registration Statement on Form 8-A, filed December 16, 1999; and

      (3) Each document filed after the date of this prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated in this prospectus by reference modifies or supersedes such statement.

      Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to AdStar.com, Inc., 4553 Glencoe Avenue, Suite #325, Marina Del Rey, California 90292, (310) 577-8255 Attention:
Leslie Bernhard, President and Chief Executive Officer.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                     ADSTAR

      We design, develop, market and provide Web-based advertising technology and services for print and Web-based classified advertising. Our Web-based advertising technology and services are used by (i) advertisers to place classified ads in print as well as online publications, and (ii) advertising agencies and publishers to process classified ads more effectively. The classified ads can be placed 24 hours a day, seven days a week, using any recognized Web browser through our interactive national ad-taking portal, Advertise 123.com, or private label ad taking portals we design, build, install, host and maintain for individual publishers. This Web-based service is an outgrowth of our historical business that, since 1986, has offered professional advertisers the ability to place ads electronically with a number of the largest newspapers in the United States (based on circulation.) Using this system, we have become the largest provider of remote entry for classified ads into newspapers in the United States.

      We estimate that in 2000, more than $300 million in classified ads were placed in newspapers using our remote entry system. We believe we have enjoyed our leadership in the remote entry ad placement business because of the extremely difficult process of properly formatting, pricing and scheduling an ad and finding a way to send this ad to a classified system without seriously impeding the processing demands of both the automated systems and human processes involved. In 1999 we began a transition from software provider to an Internet marketplace for print and on-line classified advertising. We received our first transaction fees from Internet business in June 1999 with one Online publication available on the site. At the end of 1999, we had five print and one online publications available on the site. By the end of 2000, we had over 280 print publications and newspaper networks and 30 online publications available. In October 2000, we achieved our target coverage in the top 100 designated market areas (DMAs) in the U.S.A. In addition, in 1999 and 2000, we powered approximately $550,000 and $4,383,000, respectively, of classified advertising through Advertise123.com and private-label ad-taking portals built and powered by us.

      Our future success is dependent upon our ability to substantially grow revenues to the point where we can fund the current level of operations. To this end, our plans have included expanding the products and services offered to our customers by building on our proprietary software processes and unique position within the industry.

      We feel that there is significant opportunity to increase revenues by offering the Web software and services that we had initially developed for ourselves, to print publications as an application service provider ("ASP"). As an ASP, we contract with publishers to design, implement, host, and manage the online ad-taking capabilities of their Web portals. We provide all the technical and application expertise, support, and security measures that the publisher needs to get an application up and generating revenue for them in a short time.

                                  RISK FACTORS

      You should carefully consider the risk factors described below, as well as other information appearing in this prospectus or incorporated by reference, before purchasing shares of our common stock.

      The following factors may affect the growth and profitability of AdStar and should be considered by any prospective purchaser of AdStar's securities:

Our On-Line Businesses Have A Limited History And May Not Be Successful

      We did not begin to offer our remote ad entry services over the Internet until June 1999 and offered only a limited number of publications in which to purchase classified advertising until March 2000. Moreover, we know of no other company that accepts classified ads on-line for publication both on-line and in print. Accordingly, we cannot guarantee that we will be able to generate the public interest necessary to sustain our business model.

Our Ability To Implement Our Business Plan Successfully Is Uncertain

      These risks include uncertainty as to whether we will be able to:

            o     attract a large number of advertisers to our Web sites;
            o attract a large number of publishers to sign-up for our new publisher specific ad-taking Web site services;
            o develop profitable pricing models for our transaction fees for ad placements over our Web sites;
            o     increase awareness of our Advertise123.com brand;
            o maintain current and develop new distribution relationships with highly trafficked sites of Web publishers;
            o     respond effectively to competitive pressures; and
            o     attract, retain and motivate qualified personnel.

      Our failure to address these risks successfully would adversely affect our ability to sustain our operations and ultimately attain profitability.

Our Unproven On-Line Business Model May Not Generate Expected Revenues

      Because we have limited Internet experience, we cannot accurately forecast the source, magnitude or timing of our future revenues. Current expectations are that we will generate revenue from:

            o transaction fees for ads processed on our Web sites except where we agree to waive our fees in transactions between advertisers using our licensed software with newspapers paying us license fees;
            o     fixed fees to be paid by on-line media clients;
            o installation fees and monthly volume related fees from publishers using our new publisher specific ad-taking Web site services;
            o fees from media and advertising companies who advertise on our Web sites;
            o fees from advertisers and newspapers for statistical reports generated by data assembled from ads processed on our Web sites.

      Our expectations with respect to future revenues are principally based on our ability to attract advertisers and publications to our web sites including, private label sites we build for publishers and to attract publishers to sign-up for our publisher specific ad-taking web site services, thus facilitating ad placements through these sites. In particular, our assumption that we will not encounter any significant resistance by publishers to accepting Web-based ads may be wrong. Publishers might view transactions in which we deduct a transaction fee as reducing the amounts they would receive if they obtained the ads directly. Conversely, advertisers may be reluctant to pay a mark-up to published classified advertising rates. If because of these factors, the revenues are not generated in the amounts and within the time periods necessary to sustain our operations, our prospects for our on-line business will be seriously compromised.

We Have A History Of Losses And We Expect Continued Losses

      For the years ended December 31, 1998, 1999 and 2000 we incurred net losses of approximately $69,000, $2,865,000, and $4,629,000, respectively. Our 1999 losses were principally attributable to expenses incurred in starting our on-line business and expenses incurred in an abandoned Fall 1999 securities offering. Our 2000 loss was principally attributable to expenses incurred in expanding our on-line business. We expect to continue to incur losses until we are able to increase our revenues significantly from fees based on the number of ad purchases transacted on our Web sites and the service fees from publishers using our new publisher specific ad-taking Web site services. Our operating expenses are expected to continue to increase significantly in connection with our proposed expanded activities. Our future profitability will depend on our ability to increase our on-line advertiser base, transaction and service revenues while controlling our costs. We may not be able to achieve profitability.

Growth Of Our Historical Adstar Business Is Limited

      Our historical AdStar remote ad entry business is limited both in current size and growth potential due principally to the installation, training and on-going support costs at advertiser sites and the requirement that advertisers separately dial-up each publication in which they intend to buy an ad. Our ability to achieve sufficient revenues to justify the expectations of our investors is dependent on the success of our on-line business which we believe eliminates these barriers. Our belief that we can successfully expand our business by migrating to a delivery system over the Internet and providing publisher specific site design, customization, implementation and management services may not be correct.

We May Be Unable To Obtain The Additional Capital Required To Grow Our Business

      Our ability to grow depends significantly on our ability to attract advertisers to our Web sites and publishers to sign-up for our new publisher specific ad-taking Web site service, which means having an adequate advertising and marketing budget and adequate funds to continue to enhance our Web sites and ad-taking technology. If the actual cost of attracting advertisers and publishers, and enhancing our Web sites and ad-taking technology are higher than projected or the revenues from our operations fall below our current expectations, we may need additional financing in the near future. In either event if our revenues are insufficient to provide the necessary cash flow for ongoing operations, we will need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding, which would have an adverse effect on the successful implementation of our planned business expansion.

We Are Vulnerable To Breakdowns In Service

      As a business delivering certain services via the Internet, we are vulnerable to break downs and interruptions in internet transmission which could disrupt our ability to provide continued and sustained support to advertisers and publishers. We have not yet suffered any serious breakdowns in service. However, as our service continues to be tested by repeated and continuous use, our vulnerability to interruptions in service should decrease. If because of interruptions our customers and prospective customers lose faith in our ability to service their needs, they may choose more traditional means for placing their classified ads. If this were to occur, we would not be successful in building an on-line business.

Our On-Line Business Could Face Competition From Many Sources

      We are unaware of any company which provides a centralized on-line sales channel for the selection, transaction and processing of classified ads in multiple print and on-line publications. Those publishers which accept and process ads by traditional means like telephone, facsimile transmission and printed copy submissions are potential competitors. Our ability to compete successfully will depend on the perceived convenience of our services, ease of use and the amount of fees we charge. In addition, companies not now in the business of providing on-line remote ad entry but possessing more capital resources than we do may seek to develop their own technology and enter into the business of offering a similar broad based, centralized on-line classified ad placement services to ours. Some of these companies could have longer operating histories, greater name recognition, larger customer bases and significantly greater technical and marketing resources than we have. As a result, they may be able to respond more quickly than us to new or emerging technologies and can devote greater resources than us to development, promotion and sale of their services. Faced with this type of competition, our ability to compete effectively and operate profitably cannot be assured.

We May Be Unable To Manage Our Growth

      Our business plan contemplates a sizable increase in the advertisers and publishers using our on-line services. In the event we need to increase the number of our employees beyond current levels, the recruitment, training and integration of these persons into our operations will place a significant strain on our managerial, operational and financial resources. We cannot guarantee that we will be able to manage effectively the expansion of our operations or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations. If this were to occur, it would materially and adversely affect our business and prospects.

We May Not Be Able To Retain Key Existing Employees Or Attract The Large Number Of Additional Employees Essential To The Success Of Our New On-Line Business

      Our performance is substantially dependent on the performance of our senior management and key technical personnel and on our ability to attract the new Internet oriented employees required in the implementation of our business plan. Our success depends in the first instance on the continued efforts of our Chief Executive Officer, Leslie Bernhard, and of our Executive Vice President and Chief Technical Officer, Eli Rousso. The competition for Internet oriented people of the type we will be seeking is intense and we may be hard pressed to find the personnel needed as fast as we need them. If we are unable to retain our key existing employees or to attract, hire and assimilate the qualified employees we will be seeking, the growth of our on-line business will be arrested and we will not be able to meet the projected revenue increases within the time period contemplated in our business plan, if at all.

We Are Vulnerable To Potential Lawsuits Regarding Ad Content Or System Failure

      Because we facilitate the placement of advertisements in print and on-line publications, potential claims may be asserted against us for negligence, defamation or personal injury, or based on other theories, due to the nature of the content of these advertisements. Our technology does not contemplate our reviewing classified advertisements processed on our Web sites for libelous or other statements that might give rise to possible liability. This role has been fulfilled historically by each publication and we expect the publications will continue to monitor their ads. Although we carry general liability insurance, our coverage may not cover potential claims or may not be adequate to indemnify us fully. Any imposition of liability or legal defense expenses that are not covered by insurance or that are in excess of our insurance coverage could place a strain on our available cash resources, could seriously jeopardize the success of our business plan and could materially and adversely affect our financial position, results of operations and cash flows.

Our Limited Internet Experience May Affect Our Ability To Deal Effectively With Technological Change

      Our on-line business is characterized by:

            o     rapidly changing technology;
            o     evolving industry standards;
            o     frequent new product and service announcements;
            o     introductions and enhancements; and
            o     changing customer demands.

These market characteristics are heightened by the emerging nature of the Internet, Internet advertising, and in particular by our limited experience and short operating history in this market. For these reasons, our future success depends on:

            o our ability to adapt the rapidly changing technologies to the needs of our advertising and publishing clients; and
            o our ability to continually improve the performance, features and reliability of our on-line services.

      Furthermore, we do not know if we will have the experience and talent to overcome technical difficulties that may arise from time to time that could delay or prevent the successful design, development, testing, introduction or marketing of solutions, or that any new solutions or enhancements to existing solutions will adequately meet the requirements of our current and prospective customers and achieve any degree of significant market acceptance. If we are unable, for technological or any other reasons, to develop and introduce new solutions or enhancements to existing solutions in a timely manner or in response to changing market conditions or customer requirements, or if our solutions or enhancements contain errors or do not achieve a significant degree of market acceptance, our financial position, results of operations and cash flows could be materially and adversely affected.

We May Not Be Able To Protect Our Proprietary Rights.

      We believe that our future success will depend, in part, on our ability to develop proprietary rights with respect to our systems and services including domain names, trademarks, trade names, service marks and copyrights. This is particularly true with respect to our Web-based service technology. Although we are in the process of determining whether patent protection is available for certain aspects of our technology, we do not currently own any patents or patent applications on our technology and we have no assurance that our rights to that technology are patentable or otherwise protectable. Moreover, there is no assurance that others might not develop alternate technologies that might be more effective than ours whether or not we obtain patent protection.

We Have Recently Begun To Use The Trademark And Internet Domain Name Advertise123.Com But Have Not Yet Applied For Registration Of The Trademark

      We cannot guarantee that our application for a registration of this trademark will be granted and, if granted, that it will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if our Advertise123.com trademark application is not granted due to the prior rights of a third party, we may not be able to obtain a license on commercially reasonable terms to allow us to continue to use this trademark.

      Despite our existing trademark rights in the marks AD-STAR, from use and registration, and Advertise123.com, from use and our proposed expanded federal protection for these marks, the marks remain susceptible to trademark infringement due to the frequent illicit use and piracy of trademarks by "cybersquatters" on the Internet. Although we own the domain names Advertise123.com and ADSTAR.com, there remains the risk that third parties will seek to register our marks AD-STAR and Advertise123 in the other "top level" domains, e.g., .org, .net, and .gov, or that they will register close copies of our marks.

      Furthermore, we cannot guarantee that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. If for any of the above reasons we are deprived of any proprietary rights to our technology or trade style our prospects for success may be seriously and adversely affected.

Our Operations And Services Are Vulnerable To Natural Disasters

      Our operations and services depend on the extent to which our computer equipment and the telecommunications infrastructure of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access is located in the Los Angeles California area. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our network hub, or a third-party network provider point of presence could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. We do not currently maintain back-up Internet services or facilities or other back-up computing and telecommunications facilities. Extensive or multiple interruptions in providing users with Internet access are a reason for user decisions to stop using access services. Accordingly, any disruption of our services due to system failure could have an adverse effect on our business, results of operations and financial condition. Furthermore, we do not currently have any business disruption insurance.

We Rely On Our Chief Executive Officer And Chief Technology Officer For The Development And Oversight Of Our Business

      We are dependent on the continuing efforts of our President and Chief Executive Officer, Leslie Bernhard, and our Executive Vice President and Chief Technology Officer, Eli Rousso. Our business may be adversely affected if the services of either officer become unavailable to us. While we have obtained a key-man life insurance policy on the lives of both Leslie Bernhard and Eli Rousso in the amount of $850,000 each. This amount may not be sufficient to offset the loss of their services.

Our Corporate Documents May Limit Rights Of Stockholders

      Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock without any further vote or action by our stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of these shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights accompanying shares of our common stock, the rights of the holders of shares of common stock will be subject to, and may be adversely affected by, the superior rights of the holders of preferred stock. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain provisions of our Certificate of Incorporation, and certain provisions of our Bylaws and of Delaware law, could have the effect of delaying or preventing a change in control of the corporation which you may deem to be in the best interests of AdStar.

Risk Of Low-Priced Securities

      The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be an equity security that has a market price, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on The Nasdaq Stock Market. If our shares of common stock are removed or delisted from The Nasdaq Small Cap Market, the security may become subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As such, the "penny stock" rules, in the event our securities are delisted from The Nasdaq Small Cap Market, may restrict the ability of stockholders to sell our common stock and warrants in the secondary market.

Possible Delisting Of Securities From Nasdaq

      While the shares of common stock met current Nasdaq listing requirements when initially listed and are currently included on Nasdaq, there can be no assurance that we will meet the criteria for continued listing. Continued listing on Nasdaq generally requires that (i) we maintain at least $2,000,000 in net tangible assets, or $35,000,000 in market capitalization, or $500,000 in net income for either the last fiscal year, or two out of the last three fiscal years, (ii) the minimum bid price of the common stock be $1.00 per share, (iii) there be at least 500,000 shares in the public float valued at $1,000,000 or more, (iv) the common stock have at least two active market makers, and (v) the Common Stock be held by at least 300 holders. In January, 2001 we received a letter from Nasdaq putting us on notice that the bid price of our common stock had fallen below their $1.00 per share minimum. This situation corrected itself, however at this time, the common stock is trading at or below $1.00. If we are unable to satisfy Nasdaq's maintenance requirements, our securities may be delisted from Nasdaq. In that event, trading, if any, in the common stock and warrants would be conducted in the over the counter market in the so-called "pink sheets" or the NASD's "OTC Bulletin Board." Consequently the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and new media coverage of AdStar, and lower prices for our securities than might otherwise be obtained.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plan, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

      All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. The shares offered by this prospectus include 400,000 shares underlying warrants to purchase those shares at a price of $1.07 per share. Assuming the exercise of all of the warrants at $1.07 per share, we would receive proceeds of approximately $428,000, which we would use for additional working capital.

                            SELLING SECURITY HOLDERS

      The following table sets forth the information as to the ownership of our common stock by the selling stockholders on April 30, 2001. Unless otherwise indicated, it is assumed that each selling stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the selling stockholder, including those issuable upon exercise of the warrants. In addition, unless otherwise indicated, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

                                                  Number
                                                    of       Shares to   Percentage of
                          Shares                  Shares         be         Common
                          Owned                    that        Owned      Stock Owned
                        Before the                May Be     After the       After
Selling Stockholder      Offering                  Sold       Offering   The Offering
-------------------     ----------                ------     ---------   -------------
DAG Media, Inc           750,000     (1)          750,000            0         0
Paulson Investment       850,717     (2)(3)       300,000      550,717       7.9%
  Company, Inc.
Stephen A. Zelnick        75,000     (4)(5)        75,000            0         0
Howard L. Morse           75,000     (4)(5)        75,000            0         0
--------------------------------------------------------------------------------------

*     Less than 1%

(1) Including 250,000 shares of common stock issuable upon exercise of warrants at a price of $1.07 per share .

(2) Includes 163,922, 60,500 and 100,000 shares issuable upon exercise of warrants at a price of $9.00, $7.20 and $1.07 per share, respectively;

(3) Does not include 59,000 and 9000 shares issuable upon exercise of warrants at a price of $9.00 and $7.20 per share, held individually by Chester L.F. Paulson; 130,000 shares held individually by Chester L.F. Paulson; and 593,483 shares of common stock held in the name of Paulson Capital Corporation, parent company to Paulson Investment Company, Inc.

(4)   Partner of Morse, Zelnick, Rose & Lander LLP, corporate counsel to
      AdStar.

(5) Including 25,000 shares of common stock issuable upon exercise of warrants at a price of $1.07 per share.

                              PLAN OF DISTRIBUTION

      Sales of the shares of our common stock covered by this prospectus may be effected from time to time in transactions (which may include block transactions) on the Nasdaq Small Cap Market (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against a number of liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such Rule.

      We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

      In order to comply with the applicable state securities laws, the shares covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the shares may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this prospectus.

      We will pay all of the expenses relating to the registration of the shares covered by this prospectus except for selling commissions. These expenses are estimated at $30,000.

                 PROVISIONS OF OUR CERTIFICATE OF INCORPORATION

Limitation of Director Liability; Indemnification

      As authorized by the Delaware General Corporation Law, our Certificate of Incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, except for:

      o for breach of his or her duty of loyalty to us or to our stockholders,

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      o under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), or

      o for any transaction from which he or she derived an improper personal benefit.

      This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care.

      Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent, to the fullest extent permitted under the Delaware General Corporation Law.

      We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against our directors and officers by reason of any acts or omissions covered under this policy in their capacities as directors or officers, including liabilities under the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                  LEGAL MATTERS

      Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 will deliver an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law. Members of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, the following securities: 132,457 shares of our common stock; and warrants to purchase 50,000 shares of our common stock, all of which are currently exercisable.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Form 10-KSB for the fiscal year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

          ============================================================

                                1,200,000 Shares
                                  Common Stock

                                ADSTAR.COM, INC.

                                   ----------

                                   PROSPECTUS

                                   ----------

                                    May___, 2001

          ============================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The fees and expenses we incurred in connection with the offering are payable by us and, other than registration, filing and listing fees, are estimated as follows:

SEC registration fee..............................................       $   336
Nasdaq SmallCap Market listing fee................................             *
Accounting fees and expenses......................................        10,000
Legal fees and expenses...........................................        15,000
Miscellaneous expenses............................................             *
                                                                         -------

      Total.......................................................       $30,000
                                                                         =======

----------
*     To be provided by amendment.

Item 16. Exhibits

Exhibit No.                           Description
-----------                           -----------
4.1           Specimen Stock Certificate (1)
4.2 Form of 5-year warrant issued in the Private Placement of units on April 6, 2001 (4)*

5.1           Opinion of Morse; Zelnick, Rose & Lander, LLP *

10.1          1999 Stock Option Plan (1)
10.4          Employment Agreement between AdStar and Leslie Bernhard (1)
10.5          Employment Agreement between AdStar and Eli Rousso (1)
10.6 Memorandum of Agreement between AdStar and CareerPath.com LLC dated March 11, 1999(1)
10.7 Distribution and Service Agreement dated February 9, 1999 by and between AdStar and PowerAdz (1)
10.8 Distribution and Service Agreement dated November 19, 1998 by and between AdStar and AdOne Classified Network, Inc. (1)
10.9          Agreement dated March 16, 1999 by and between James E. Mann and
              AdStar (1)
10.10 Form of warrant to purchase 16,667 shares of Common Stock issued to Jonathan Cohen and Ronald Posner (1)
10.12 Loan and Subscription Agreement dated July 13, 1999 by and between AdStar and Interequity Capital Partners L.P. (1)
10.13 Form of Subscription Agreement for 12% Convertible Subordinated Unsecured Promissory Note (1)
10.14         Form of 12% Convertible Subordinated Unsecured Promissory Note (1)
10.15 Form of Shareholders' Agreement by and among AdStar, its principal stockholders and certain investors (1)

10.16 Employment Agreement dated July 20, 1998 between Adam Left and AdStar and amendment dated July 15, 1999(1)
10.17 Employment Agreement dated as of April 12, 1999 between Michael Kline and AdStar (1)
10.18         Promissory Note issued to Paulson Capital Corporation (1)
10.19 Distribution and Service Agreement dated as of September 3, 1999 by and between AdStar and Landon Media Group, Inc. (2)
10.20 Distribution and Service Agreement dated as of August 30, 1999 by and between AdStar and Career Engine (2)
10.21 Distribution and Service Agreement dated as of August 27, 1999 by and between AdStar and CareerPath.com (2)
10.22         INTENTIONALLY LEFT BLANK
10.23 Engagement Agreement, dated March 7, 2000, between RCG Capital Markets Group and AdStar (3)
10.24 First Amendment of Office Lease and Parking License Agreement, dated December 13, 1999, between TIAA Realty, Inc. and AdStar(4)
10.25 Second Amendment of Office Lease and Parking License Agreement, dated March 24, 2000, between TIAA Realty, Inc. and AdStar (3)
10.26         Employment Agreement between AdStar and Jeffrey Baudo(5)
10.27 Letter Agreement between AdStar and Paulson Capital Corporation for the satisfaction of outstanding principal and interest due on $1.1 million note bearing interest at 6% per annum, dated October 21, 1999(5)
10.28 Copy of Agreement, among AdStar and four accredited investors, dated April 6, 2001(5)

23.1          Consent of PricewaterhouseCoopers LLP*
23.2          Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit
              5.1)*
24.1          Power of Attorney (included in signature page)*

----------
                                Notes to exhibits
                                -----------------

*     Filed herewith

(1) Filed as an exhibit with the same number to Registration Statement No. 333-84209, and incorporated herein by reference.
(2) Filed as an exhibit with the same number to Registration Statement No. 333-90649 and incorporated herein by reference.
(3) Filed as an exhibit with the same number to Quarterly Report on Form 10QSB for the period ended March 31, 2000 and incorporated herein by reference.
(4) Filed as an exhibit with the same number to Registration Statement No. 333-43408 and incorporated herein by reference.
(5) Filed as an exhibit with the same number to Annual Report on Form 10KSB for the period ended December 31, 2000 and incorporated herein by reference.

Item 17. Undertakings.

            The undersigned Registrant hereby undertakes to:

            (1) file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a) (3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which,
            individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

            (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of Such securities at that time shall be deemed to be the initial bonafide offering of such securities.

            (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on May 8, 2001.

                                        AdStar.com, Inc.


                                        By: ____________________________________
                                            Leslie Bernhard, President

                                POWER OF ATTORNEY

      ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Bernhard and Stephen A. Zelnick, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 8, 2001.

           Signature                                     Title
           ---------                                     -----

                                        President and Chief Executive Officer
__________________________________      and Director
Leslie Bernhard


__________________________________      Chief Accounting Officer
Cris Hopkins


__________________________________      Director
Eli Rousso


__________________________________      Director
Jeffery Baudo


__________________________________      Director
Chris A. Karkenny


__________________________________      Director
Thomas Taulli


__________________________________      Director
Arthur Salzfass